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                                   EXHIBIT D


                     PROMISSORY NOTE DATED AUGUST 16, 1996

                                    BETWEEN

                          HUNTER'S GLEN/FORD, LTD. AND

                                 GERALD J. FORD
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                                PROMISSORY NOTE
                                ---------------


$17,091,951                      Dallas, Texas                  August 16, 1996


     FOR VALUE RECEIVED, HUNTER'S GLEN/FORD, LTD. ("MAKER") promises to pay to the order of GERALD J. FORD ("PAYEE") at such address in Dallas, Texas, as the holder of this Note may designate from time to time in writing to Maker, the principal sum of SEVENTEEN MILLION NINETY-ONE THOUSAND NINE HUNDRED FIFTY-ONE AND NO/100 DOLLARS ($17,091,951) together with interest thereon, payable as hereinafter provided.

     The unpaid principal balance shall bear interest at the 90-day Eurodollar rate, as determined by NationsBank of Texas, N.A. on the relevant determination date, plus one percent (1%); provided, however, that if on any determination date the Federal Reserve has announced a Eurodollar reserve requirement, the unpaid principal shall bear interest at an interest rate equal to 1% plus a rate determined pursuant to the following formula: the 90-day London Interbank Rate divided by (100% - Eurodollar Reserve Percentage). The 90-day Eurodollar rate shall be determined on August 16, 1996 (inception of the loan) and thereafter adjusted quarterly on September 30, December 31, March 31, and June 30. Accrued and unpaid interest shall be payable semi-annually on April 15 and October 15.

     The unpaid principal balance, and all accrued, unpaid interest shall be due October 15, 1997.

     Maker shall have the right to prepay this Note in whole or in part at any time without penalty or premium.

     All amounts paid hereunder shall be applied first to all interest then accrued and unpaid hereunder, and the balance, if any, to principal. All past due principal and interest on this Note shall bear interest at the maximum rate permitted by law from maturity until paid. All sums called for, payable or to be paid hereunder shall be paid in lawful money of the United States of America which at the time of payment is legal tender for the payment of public and private debts therein.

     If default is made in the payment of this Note at maturity (regardless of how its maturity may be brought about) or the same is placed in the hands of an attorney for collection, or if suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees to pay the holder of this Note all costs of collection, including a reasonable amount as attorney's fees.

     Maker hereby waives presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest or notice of protest and non-payment, bringing of suit and diligence in taking any action to collect any sums owing hereunder and in proceeding against any of the rights and properties securing payment hereof, and agrees that its liability on this Note shall not be affected by any release of or change in any security for the payment of this Note.

     In the event of a default in the payment of any installment of either principal or interest as provided for herein, or in the performance of any agreement or covenant contained in any instrument securing payment hereof, without the giving of any notice of any kind, the holder of this Note shall have the right and option, to declare the unpaid balance of principal and accrued interest on this Note at once due and payable and to foreclose or require foreclosure of any and all liens securing payment hereof, and to exercise any and all other rights and remedies it may have. Failure to exercise this option upon any default shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

     All notices permitted hereunder shall be given to the addressee at the following address: if to Payee, 200 Crescent Court, Suite 1350, Dallas, Texas 75201; if to Maker, 200 Crescent Court, Suite 1350, Dallas,Texas 75201. All notices given hereunder shall be in writing and shall be considered properly given if mailed by first-class United States mail, postage prepaid, registered or certified with return receipt requested, or by delivering same in person to the addressee, or by prepaid telegram. Any notice given in accordance herewith shall be effective upon receipt at the address of the addressee.

     It is expressly stipulated and agreed to be the intent of Maker and Payee to at all times comply with the usury and other laws applicable to this Note and the instruments securing the payment hereof (the "SECURITY INSTRUMENTS") and any subsequent revisions, repeals, or judicial interpretations thereof, to the extent any of the same are applicable hereto. If such laws athat all excess amounts theretofore collected by Payee be credited on the principal balance of this Note (or, if the Note has been paid in full, refunded to Maker), and the provisions of this Note and the Security Instruments immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.

     EXECUTED as of the date first written above.


                                        HUNTER'S GLEN/FORD, LTD.


                                        By: /s/ Gerald J. Ford
                                            ----------------------------
                                        Name: Gerald J. Ford
                                        Title:   General Partner





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